Exhibit 3.4

BY-LAWS

OF

MINNESOTA DIGITAL UNIVERSE, INC.

ARTICLE I.

SHAREHOLDERS

Section 1. Place of Meeting: Each meeting of the shareholders shall be held at the registered office of the corporation in the State of Minnesota or at such other place within or without the State of Minnesota as may be designated from time to time by the Board of Directors or by written consent of all the shareholders entitled to vote thereat.

Section 2. Regular Meetings: If a regular meeting of the shareholders has not been held during the immediately preceding fifteen (15) months, a shareholder or shareholders holding three (3%) percent or more of the voting power of all shares entitled to vote may demand a regular meeting of shareholders by written notice of demand given to the Chief Executive Officer or the Chief Financial Officer of the corporation. Within thirty (30) days after receipt of the demand by one of those officers, the Board of Directors shall cause a regular meeting of shareholders to be called and held on notice no later than ninety (90) days after receipt of the demand, all at the expense of the corporation. If the Board of Directors fails to cause a regular meeting to be called and held as required by these By-Laws, the shareholder or shareholders making the demand may call the regular meeting by giving notice as required by Minnesota Statutes 302A.435, all at the expense of the corporation. A meeting called at the demand of a shareholder pursuant to this provision shall be held in the county where the principal executive office of the corporation is located.

Section 3. Special Meetings: A special meeting of the shareholders may be called for any purpose or purposes at any time by the Chief Executive Officer, by the Chief Financial Officer, by the Board of Directors or any two or more members thereof, or by one or more shareholders holding not less than ten (10) percent of the voting power of the shares entitled to vote at the meeting. Upon request in writing by registered mail or delivered in person to the Chief Executive Officer or Chief Financial Officer by any person or persons entitled to call a meeting of the shareholders, it shall be the duty of such officer within thirty (30) days after receipt of the demand to have the Board of Directors cause a special meeting of shareholders to be called and held on notice, no later than ninety (90) days after receipt of the demand, all at the expense of the corporation.

Special Meetings shall be held on the date and at the time and place fixed by the Chief Executive Officer, the Board of Directors, or a person authorized by the Articles or By-Laws to call a meeting, except that a special meeting called by or at the demand of a shareholder or shareholders pursuant to this paragraph shall be held in the county where the principal executive office is located.

The business transacted at a special meeting is limited to the purposes stated in the notice of the meeting. Any business transacted at a special meeting that is not included in those stated purposes is voidable by or on behalf of the corporation, unless all of the shareholders have waived notice of the meeting pursuant to Minnesota Statutes.

Section 4. Adjournments: If any meeting of the shareholders be adjourned to another time or place, no notice as to such adjourned meeting need be given other than by announcement at the meeting at which such adjournment is taken.

Section 5. Notice of Meetings: Written notice of each meeting of the shareholders, stating the day, time and place, and, in the case of a special meeting, the purpose or purposes, shall be delivered not less than ten (10) nor more than sixty (60) days before the date set for the meeting to each shareholder entitled to vote at the meeting, either personally or by first class mail, at his address as it appears on the books of the corporation.

Section 6. Waiver: Objection: A shareholder may waive notice of a meeting of shareholders. A waiver of notice by a shareholder entitled to notice is effective whether given before, at, or after the meeting, and whether given in writing, orally, or by attendance. Attendance by a shareholder at a meeting is a waiver of notice of that meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

Section 7. Quorum: The holders of a majority of the voting power of the shares entitled to vote at a meeting present in person or by proxy at the meeting are a quorum for the transaction of business. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though the withdrawal of the number of shareholders originally present leaves less than the proportionate number otherwise required for a quorum.

Section 8. Voting Rights: Each shareholder of record of voting shares, or his legal representative, at the date fixed for the determination of the persons entitled to vote at a meeting of the shareholders, or, if no date has been fixed, then at the date of the meeting, shall be entitled to vote at such meeting each voting share standing in his name on the books of the corporation.

A resolution approved by the affirmative vote of a majority of the directors present may establish the procedure whereby a shareholder may certify in writing to the corporation that all or a portion of the shares registered in the name of the shareholder are held for the account of one or more beneficial owners. Upon receipt by the corporation of the writing, the person(s) specified as beneficial owners, rather than the actual shareholder, are deemed the shareholders for the purposes specified in the writing.

Shares owned by two or more shareholders may be voted by any one of them, unless the corporation receives written notice from any one of them denying the authority of that person to vote those shares.

Except as provided in the paragraph immediately preceding, a holder of voting shares may vote any portion of the shares in any way the shareholder chooses. If a shareholder votes without designating the proportion or number of shares voted in a particular way, a shareholder is deemed to have voted all of the shares in that way.

Section 9. Record Date: The Board may fix a date, not more than sixty (60) days before the date of a meeting of shareholders, as the date for the determination of the holders of voting shares entitled to notice and to vote at the meeting. When a date is so fixed, only shareholders on that date are entitled to notice of and permitted to vote at that meeting of shareholders.

Section 10. Proxies: A shareholder may cast or authorize the casting of a vote by filing a written appointment of a proxy with an officer of the corporation at or before the meeting at which the appointment is to be effective. An appointment of a proxy for shares held jointly by two or more shareholders is valid if signed by any one of them, unless the corporation receives from any one of those shareholders written notice either denying the authority of that person to appoint a proxy or appointing a different proxy.

The appointment of a proxy is valid for eleven (11) months, unless a longer period is expressly provided in the appointment. No appointment is irrevocable unless the appointment is coupled with an interest in the shares or in the corporation.

An appointment may be terminated at will, unless the appointment is coupled with an interest, in which case it shall not be terminated except in accordance with the terms of an agreement, if any, between the parties to the appointment. Termination may be made by filing written notice of the termination of the appointment of a proxy with an officer of the corporation. Termination in either manner revokes all prior proxy appointments and is effective when filed with an officer of the corporation.

The death or incapacity of a person appointing a proxy does not revoke the authority of the proxy, unless written notice of the death or incapacity is received by an officer of the corporation before the proxy exercises the authority under that appointment.

Unless the appointment specifically provides otherwise, if two or more persons are appointed as proxies for a shareholder:

a.	Any one of them may vote the shares on each item of business in accordance with specific instructions contained in the appointment; and,

b.	If no specific instructions are contained in the appointment with respect to voting the shares on a particular item of business, the shares shall be voted as a majority of the proxies determined. If the proxies are equally divided, the shares shall not be voted.

Unless the appointment of a proxy contains a restriction, limitation or specific reservation of authority, the corporation may accept a vote or action taken by a person named in the appointment. The vote of a proxy is final, binding, and not subject to challenge, but the proxy is liable to the shareholder or beneficial owner for damages resulting from a failure to exercise the proxy, or from an exercise of the proxy in violation of the authority granted in the appointment.

Section 11. Action Without A Meeting: An action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed by all of the shareholders entitled to vote on that action. The written action is effective when it has been signed by all of those shareholders, unless a different effective time is provided in the written action.

ARTICLE II.

DIRECTORS

Section 1. Function: The business of the corporation shall be managed by the Board of Directors.

Section 2. Number-Qualifications: The Board of Directors shall consist of one or more directors. Directors need not be shareholders. Shareholders shall determine the number of directors constituting the Board of Directors at any regular or special meeting of the shareholders.

Section 3. Term: Directors shall be elected at each regular meeting of the shareholders, and each director shall be elected to hold office until the next regular meeting of the shareholders, until his or her successor shall be elected and qualifies, or until his earlier resignation, removal from office, or death.

Section 4. Vacancies: Vacancies on the Board of Directors resulting from the death, resignation, removal, or disqualification of a director, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum. Vacancies on the Board of

Directors resulting from newly created directorships may be filled by the affirmative vote of a majority of the directors serving at the time of the increase, and each director elected under this section to fill a vacancy holds office until a qualified successor is elected by the shareholders at the next regular or special meeting of the shareholders.

Section 5. Place of Meetings: Each meeting of the Board of Directors shall be held at the registered office of the corporation in the State of Minnesota or at such other place within or without the State of Minnesota as may be designated from time to time by a majority of the members of the Board.

A conference among directors by any means of communication through which the directors may simultaneously hear each other during the conference constitutes a Board of Directors Meeting, if the same notice is given of the conference as would be required for a meeting, and if the number of directors participating in the conference would be sufficient to constitute a quorum at a meeting. Participation in a meeting by that means constitutes presence in person at the meeting.

A director may participate in a Board of Directors Meeting not described in the immediately preceding paragraph by any means of communication through which the director, other directors so participating, and all directors physically present at the meeting, may simultaneously hear each other during the meeting. Participation at a meeting by that means constitutes presence in person at the meetings.

A meeting of the Board of Directors for the election of officers and the transaction of any other business shall be held immediately following each regular meeting of the shareholders, or as soon thereafter as may be convenient.

Section 6. Absent Directors: A director may give advance written consent or opposition to a proposal to be acted upon at a Board of Directors Meeting. If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted upon at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

Section 7. Special Meetings: A special meeting of the Board of Directors may be called for any purpose or purposes at any time by the Chief Executive Officer or by one or more board members. Upon request in writing, by registered mail or delivered in person, to the Chief Executive Officer, Vice President or Chief Financial Officer by any one or more members of the Board, it shall be the duty of such officer forthwith to cause to be given to the directors notice of a meeting to be held at such time, not less than ten (10) nor more than twenty (20) days after receipt of such request, as such officer may fix.

Section 8. Notice: Regular meetings of the Board of Directors shall be held without notice at such times as may be fixed by the Board of Directors. Ten (10) days’ notice shall be given to each director of the time and place of a special meeting of the Board of Directors. Such notice need not be in writing nor state the purpose or purposes of such meeting.

Section 9. Waiver of Notice: A director may waive notice of a meeting of the Board. A waiver of notice by a director entitled to notice is effective whether given before, at, or after the meeting, and whether given in writing, orally, or by attendance. Attendance by a director at a meeting is a waiver of notice of that meeting, except where the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter at the meeting.

Section 10. Quorum: A majority of the directors currently holding office is a quorum for the transaction of business. The act of the majority of the directors at a meeting at which a quorum is present is the act of the board of directors. In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time until a quorum is present. If a quorum is present when a duly called or held meeting is convened, the directors present may continue to transact business until adjournment, even though the withdrawal of a number of directors originally present leaves less than the proportion or number otherwise required for a quorum.

Section 11. Action Without A Meeting: An action required or permitted to be taken at a Board of Directors Meeting may be taken by written action signed by all of the directors. If the Articles so provide, any action not requiring shareholder approval may be taken by written action signed by the number of directors that would be required to take the same action at the meeting of the Board of Directors at which all directors were present. The written action is effective when signed by the required number of directors, unless a different effective time is provided in the written action. When written action is permitted to be taken by less than all directors, all directors shall be notified immediately of its text and effective date. Failure to provide the notice does not invalidate the written action. A director who does not sign or consent to the written action has no liability for the action or actions taken thereby.

Section 12. Committees:

a.	Committee Authorization: A resolution approved by the affirmative vote of a majority of the Board of Directors may establish committees having the authority of the Board of Directors in the management of the business of the corporation to the extent provided in the resolution. Committees are subject at all times to the direction and control of the Board of Directors unless otherwise provided.

b.	Membership: Committee members shall be natural persons. The committee shall consist of one or more persons who need not be directors, appointed by affirmative vote of a majority of the directors present.

c.	Quorum: A majority of the members of the committee present at a meeting is a quorum for the transaction of business.

d.	Minutes: Minutes, if any, of committee meetings shall be made available upon request to members of the committee and to any director.

Section 13. Compensation of Directors: Directors may be paid such compensation for their services rendered as directors as may be fixed by resolution of the Board of Directors themselves, and it shall be lawful for the Board of Directors to allow to each director his or her expense for attendance at meetings of the Board of Directors. Nothing herein shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

Section 14. Standard of Conduct:

a.	Standard; Liability: A director shall discharge the duties of the position of director in good faith, in a manner that director reasonably believes to be in the best interests of the corporation, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. A person who so performs those duties is not liable by reason of being or having been a director of the corporation.

b.	Reliance:

(1)	A director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, and in each case prepared or presented by:

(a)	one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

(b)	counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person’s professional or expert competence; or,

(c)	a committee on the Board of Directors upon which the director does not serve as to matters within its designated authority if the director reasonably believes the committee to merit confidence.

(2)	Paragraph (1) does not apply to a director who has knowledge concerning the matter in question that makes the reliance otherwise permitted by paragraph (1) unwarranted.

c.	Presumption of Assent; Dissent: A director who is present at a meeting of the Board of Directors when an action is approved by the affirmative vote of a majority of the directors present is presumed to have assented to the action approved, unless the director:

(1)	Objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter;

(2)	Votes against the action at the meeting; or,

(3)	Is prohibited by a conflict of interest from voting on the action.

Section 15. Conflict of Interest: A contract or other transaction between a corporation and one or more of its directors, or between a corporation and an organization in or of which one or more of its directors are directors, officers, or legal representatives, or have a material financial interest, is not void or voidable because the director or directors or the other organizations are parties or because the director or the directors are present at the meeting of the shareholders or the board or a committee at which the contract or transaction is authorized, approved, or ratified, if:

a.	the contract or transaction is fair and reasonable as to the corporation at the time it was authorized, approved, or ratified;

b.	the material facts as to the contract or transaction and as to the director’s or directors’ interest are fully disclosed or known to the shareholders and the contract or transaction is approved in good faith by:

(1)	the holders of two-thirds of the voting power of the shares entitled to vote, owned by persons other than the interested director(s)

(2)	the unanimous, affirmative vote of the holders of all outstanding shares whether or not entitled to vote; or

c.	the material facts concerning the contract or transaction and the director’s or directors’ interests are fully disclosed or known to the Board of Directors or a committee, and the Board of Directors or committee authorizes, approves, or ratifies the contract or transaction by a majority vote of the Board of Directors or committee, but the interested director or directors shall not be counted in determining the presence of a quorum and shall not vote.

ARTICLE III.

OFFICERS

Section 1. Election; Qualifications: The officers of the corporation shall be a Chief Executive Officer and a Chief Financial Officer who shall be elected by the Board of Directors at regular meetings of the Board, and such other officers as may be designated from time to time by the Board of Directors. Any person may hold more than one office.

Section 2. Chief Executive Officer: The Chief Executive Officer of the corporation:

a.	Have general active management of the business of the corporation;

b.	When present, preside at all meetings of the Board of Directors and of the shareholders;

c.	See that all orders and resolutions of the Board of Directors are carried into effect;

d.	Sign and deliver in the name of the corporation any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the corporation, except in cases in which the authority to sign and deliver is required by law to be exercised by another person, or as otherwise set forth herein;

e.	Maintain records of and, whenever necessary, certify all proceedings of the Board of Directors and the shareholders; and,

f.	Perform all other duties prescribed by the Board of Directors.

Section 3. Vice President: The Vice President or Vice Presidents, if any, in order of seniority, shall perform the duties of the Chief Executive Officer during the absence or disability of the Chief Executive Officer.

Section 4. Secretary: The Secretary shall attend all meetings of the shareholders and all meetings of the Board of Directors and shall record or cause to be recorded all proceedings thereof in a book to be kept for that purpose. He/She shall give or cause to be given notice of all meetings of the shareholders and all meetings of the Board of Directors.

Section 5. Chief Financial Officer: The Chief Financial Officer shall:

a.	Keep accurate financial records for the corporation;

b.	Deposit all money, drafts, and checks in the name of and to the credit of the corporation in the banks and depositories designated by the Board of Directors;

c.	Endorse for deposit all notes, checks, and drafts received by the corporation, as ordered by the Board of Directors;

d.	Render to the chief executive officer and the Board of Directors, whenever requested, an account of all transactions by the chief financial officer and of the financial condition of the corporation; and,

e.	Perform other duties prescribed by the Board of Directors or by the chief executive officer.

Section 6. Term: All officers of the corporation shall hold office until their respective successors are chosen and have qualified. Any officer may be removed by the Board of Directors with or without cause.

ARTICLE IV.

INDEMNIFICATION

Section 1. Indemnification: To the full extent permitted by law, including, but not limited to Section 302A.521, as amended from time to time, the corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, wherever brought, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or he is or was serving at the specific request of the Board of Directors of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, such indemnification shall apply with respect to a person who is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise only to the extent such person is not indemnified by such other corporation, partnership, joint venture, trust or other enterprise. The indemnification provided by this section shall continue as to a person or agent and shall inure to the benefit of the heirs, executors and administrators of such person and shall apply whether or not the claim against such person arises out of matters occurring before the adoption of this section.

ARTICLE V.

SHARES

Section 1. Certificates of Shares: Each certificate of shares of the corporation shall be signed by the Chief Executive Officer.

Section 2. Record Date: The Board of Directors may fix a time, not exceeding sixty (60) days preceding the date fixed for the payment of any dividend, as a record date for the determination of the shareholders entitled to receive payment of such dividend, and in such case only shareholders of record on the date so fixed shall be entitled to receive payment of such dividend, notwithstanding any transfer of any shares on the books of the corporation after any record date so fixed. The Board of Directors may close the books of the corporation against transfers of shares during the whole or any part of such period.

Section 3. Books and Records: Inspection:

a.	Share Register; Dates of Issuance:

(1)	A corporation shall keep at its principal executive office, or at any other place or places within the United States determined by the Board of Directors, a share register not more than one year old, containing the names and addresses of the shareholders and the number and classes of shares held by each shareholder.

(2)	The corporation shall also keep, at its principal executive office, or at another place or places within the United States determined by the Board of Directors, a record of the dates on which certificates or transaction statements representing shares were issued.

b.	Other Documents Required: The corporation shall keep at its principal executive office, or, if its principal executive office is outside of the State of Minnesota, shall make available at its registered office, within ten (10) days of receipt by an officer of the corporation of a written demand therefor, made by a shareholder, beneficial holder or a holder of a voting trust certificate, originals or copies of:

(1)	Records of all proceedings of shareholders for the last three (3) years;

(2)	Records of all proceedings of the Board of Directors for the last three (3) years;

(3)	Its Articles and all amendments currently in effect;

(4)	Its By-Laws and all amendments currently in effect;

(5)	Financial Statements, including at least a balance sheet as of the end of each fiscal year and a statement of income for the fiscal year, which shall be prepared on the basis of accounting methods reasonable in the circumstances, and may be consolidated statements of the corporation in one or more of its subsidiaries, and the Financial Statement for the most recent interim period prepared in the course of the operation of the corporation for distribution to the shareholders or to a governmental agency as a matter of public record;

(6)	Reports made to shareholders generally within the last three (3) years;

(7)	A statement of the names and usual business addresses of its directors and principal officers;

(8)	Voting trust agreements as described in Section 302A.453 of the Minnesota Statutes; and,

(9)	Shareholder control agreements.

c.	Financial Records: The corporation shall keep appropriate and complete financial records.

ARTICLE VI.

MISCELLANEOUS

Section 1. Execution of Instruments: All deeds, mortgages, notes, checks, contracts, or other instruments shall be signed on behalf of the corporation by the Chief Executive Officer or Vice President and any other officer or by such other person or persons as may be designated from time to time by the Board of Directors, except that if one person is the sole officer, his signature alone in such capacity as sole officer shall be sufficient.

Section 2. Fiscal Year: The fiscal year of the corporation shall commence on the 1st day of January and end on the last day of December next following.

Section 3. Amendments: The Board of Directors shall have the authority to make or alter the By-Laws of the corporation subject to the power of the shareholders to change or repeal the same, provided, however, that the Board of Directors shall not make or alter any By-Law fixing the number, qualifications, classification or term of office of the directors.

Section 4. Definitions: Definitions of all terms used herein which are defined under Minnesota Statutes, Section 302A.011 shall have the meaning ascribed to them in said section.

These By-Laws were adopted as and for the By-Laws of a Minnesota corporation, at the First Meeting of the Board of Directors held on the 1st day of July, 1997.

/s/ Kent Whitney
Secretary